Exhibit 99.1

Level 3, 12 St Georges Terrace
Perth, WA 6000

PO Box 5785, St Georges Terrace,
WA 6831

T            +61 (0)8 9225 5355

F             +61 (0)8 9225 6181

www.moorestephenswa.com.au

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Anatolia Energy Limited

We have audited the accompanying consolidated statements of financial position of Anatolia Energy Limited (the “Company”) as of June 30, 2015 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“US GAAS”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anatolia Energy Limited at June 30, 2015 and the consolidated results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Moore Stephens Perth
Perth, Australia

September 30, 2015

Liability limited by a scheme approved under Professional Standards Legislation. Moore Stephens ABN 16 874 357 907. An independent member of Moore Stephens International Limited - members in principal cities throughout the world. The Perth Moore Stephens firm is not a partner or agent of any other Moore Stephens firm.

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND

OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2015

		Consolidated
	Note	2015 $	2014 $

Income	3(a)	440,295	59,597
Consulting fees		(383,262)	(257,965)
Directors and company secretarial fees		(257,859)	(233,517)
Travel expenses		(235,705)	(137,401)
Share based payments		(161,884)	(335,964)
Other expenses from continuing operations	3(b)	(1,374,185)	(1,223,449)
Loss before income tax expense		(1,972,600)	(2,128,699)
Income tax expense	4	—	—
Loss for the year		(1,972,600)	(2,128,699)
Loss attributable to non-controlling interests		—	2,546
Loss attributable to members of the parent entity		(1,972,600)	(2,126,153)

Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations		980,860	(27,035)
Total comprehensive loss for the period		(991,740)	(2,153,188)

Total comprehensive loss attributable to:
Members of the parent entity		(991,740)	(2,153,188)
Non-controlling interest		—	(2,546)
		(991,740)	(2,155,734)

Earnings per share for loss attributable to the ordinary equity holders of the Company
- basic and diluted loss per share (cents per share)	5	(0.67)	(1.00)

The above financial statements should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FOR THE YEAR ENDED 30 JUNE 2015

		Consolidated
	Note	2015 $	2014 $
Current Assets
Cash and cash equivalents	6	2,064,428	1,167,851
Trade and other receivables	7	58,928	57,179
Prepayments		30,986	50,055
Total Current Assets		2,154,342	1,275,085

Non-Current Assets
Exploration and evaluation assets	8	22,688,259	17,698,795
Plant and equipment	9	51,821	85,863
Other non-current assets	10	784,005	467,309
Total Non-Current Assets		23,524,085	18,251,967

Total Assets		25,678,427	19,527,052

Current Liabilities
Trade and other payables	11	637,251	309,930
Interest-bearing liabilities	12	970,009	—
Total Current Liabilities		1,607,260	309,930

Total Liabilities		1,607,260	309,930

Net Assets		24,071,167	19,217,122

Equity
Contributed equity	13	62,300,664	56,688,422
Reserves		4,139,607	2,925,204
Accumulated losses		(42,428,186)	(40,455,586)
Parent Interest		24,012,086	19,158,040
Non-controlling interest		59,082	59,082
Total Equity		24,071,167	19,217,122

The above financial statements should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2015

	Issued capital $	Option premium reserve $	Option reserve $	Convertible Note reserve $	Foreign currency translation reserve $	Accumulated losses $	Non- controlling interests $	Total equity $
Balance at 1 July 2013	51,794,473	—	2,340,655	—	275,620	(38,329,433)	61,628	16,142,943
Loss attributable to members of the parent entity	—	—	—	—	—	(2,126,153)	—	(2,126,153)

Net loss for the period	—	—	—	—	—	(2,126,153)	—	(2,126,153)
Other comprehensive income for the year	—	—	—	—	(27,035)	—	—	(27,035)
Loss attributable to minority shareholders	—	—	—	—	—	—	(2,546)	(2,546)
Contributions of equity	5,200,000	—	—	—	—	—	—	5,200,000
Capital raising costs	(306,051)	—	—	—	—	—	—	(306,051)
Share-based payment expense	—	—	335,964	—	—	—	—	335,964
Balance at 30 June 2014	56,688,422	—	2,676,619	—	248,585	(40,455,586)	59,082	19,217,122

Balance at 1 July 2014	56,688,422	—	2,676,619	—	248,585	(40,455,586)	59,082	19,217,122
Loss attributable to members of the parent entity	—	—	—	—	—	(1,972,600)	—	(1,972,600)

Net loss for the period	—	—	—	—	—	(1,972,600)	—	(1,972,600)
Other comprehensive income for the year	—	—	—	29,991	980,860	—	—	1,010,851
Contributions of equity	6,000,000	41,667	—	—	—	—	—	6,041,667
Capital raising costs	(387,758)	—	—	—	—	—	—	(387,758)
Share-based payment expense	—	—	161,885	—	—	—	—	161,885
Balance at 30 June 2015	62,300,664	41,667	2,838,504	29,991	1,229,445	(42,428,186)	59,082	24,071,167

The above financial statements should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2015

		Consolidated
	Note	2015 $	2014 $
Cash Flows from Operating Activities
Payments to suppliers		(954,723)	(1,735,129)

Net Cash Outflow from Operating Activities	6	(954,723)	(1,735,129)

Cash Flows from Investing Activities
Interest received		51,747	91,327
Proceeds from sale of financial instrument		375,000	—
Exploration and evaluation costs		(5,173,640)	(3,425,803)
Payments for property, plant and equipment	9	(14,050)	(46,473)

Net Cash Outflow from Investing Activities		(4,760,943)	(3,380,949)

Cash Flows from Financing Activities
Proceeds from issue of securities	13	6,000,000	5,200,000
Share issue costs	13	(387,758)	(306,051)
Proceeds from issue of convertible note	12	1,000,000	—

Net Cash Inflow from Financing Activities		6,612,242	4,893,949

Net increase/(decrease) in cash and cash equivalents		896,577	(222,129)

Cash and cash equivalents at beginning of the financial year		1,167,851	1,392,762

Effects of exchange rate changes on cash and cash equivalents		—	(2,782)

Cash at the End of the Financial Year	6	2,064,428	1,167,851

The above financial statements should be read in conjunction with the accompanying notes.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2015

1.                                      CORPORATE INFORMATION

The financial report of Anatolia Energy Limited for the year ended 30 June 2015 was authorised for issue in accordance with a resolution of the directors on 30 September 2015.

The Company is incorporated in Australia, limited by shares and whose shares are publicly traded on the Australian Securities Exchange.

The registered office of the Company and principal place of business is Ground Floor, 10 Outram Street, West Perth WA 6005.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)                                 Basis of accounting

The financial report is a general purpose financial report, which has been prepared in accordance with the requirements of the Corporations Act 2001, Australian Accounting Standards and other authoritative announcements of the Australian Accounting Standards Board.

The financial report has also been prepared on an accruals basis and is based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

The financial report is presented in Australian dollars.

Going concern

The financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activity and the realisation of assets and the settlement of liabilities in the normal course of business.

During the year ended 30 June 2015 the consolidated entity incurred a net loss after tax of $1,972,600 and a net cash outflow from operating activities of $954,723.  Notwithstanding this the directors consider the going concern basis to be  appropriate as they are confident of obtaining the required investor support  to ensure that the merger with URI will proceed following shareholder approval at the General Meeting  on 9 October 2015. The merger with URI should increase the resources available to Anatolia going forward, and also increase their capacity to raise capital going forward.

Should the merger not proceed, the Company will be required to undertake further capital raising in the short term to fund working capital and continue as a going concern. The Directors are confident that of the Company’s ability to successfully raise additional funds in the current market, and as such to continue as a going concern.

The financial report does not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2015

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(b)                              Statement of compliance

The financial report complies with Applicable Australian Accounting Standards as issued by the Australian Accounting Standards Board and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

In the current year the Group has adopted all of the new and revised Standards and Interpretations issued by the Australian Accounting Standards Board (AASB) that are effective for annual reporting periods beginning on 1 July 2014. None of the new standards and amendments to standards that are mandatory for the first time for the financial year beginning 1 July 2014 affected any of the amounts recognised in the current period or any prior period, although it caused minor changes to the Group’s disclosures.

The AASB has issued new, revised and amended standards and interpretations that have mandatory application dates for future reporting periods. The Group has decided against early adoption of these standards. A discussion of those future requirements and their impact on the Group follows:

The following standards, amendments to standards and interpretations were available for early adoption at 30 June 2015, but have not been applied in preparing this financial report.

(i)             AASB 9: Financial Instruments and associated Amending Standards (applicable for the Group’s 30 June 2018 financial statements):

This Standard will be applicable retrospectively (subject to the comment on hedge accounting below) and includes revised requirements for the classification and measurement of financial instruments, revised recognition and derecognition requirements for financial instruments and simplified requirements for hedge accounting. The Company has not yet determined the potential effect of the Standard.

(ii)          Other standards no yet applicable

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

(c)                                  Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year.

(d)                                 Principles of consolidation

The consolidated financial statements incorporate all of the assets, liabilities and results of the parent (Anatolia Energy Limited) and all of the subsidiaries (including any structured entities). Subsidiaries are entities the parent controls. The parent controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The assets, liabilities and results of all subsidiaries are fully consolidated into the financial statements of the Group from the date on which control is obtained by the Group. The consolidation of a subsidiary is discontinued from the date that control ceases. Intercompany transactions, balances and unrealised gains or losses on transactions between group entities are fully eliminated on consolidation. Accounting policies of subsidiaries have been changed and adjustments made where necessary to ensure uniformity of the accounting policies adopted by the Group.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)                                 Principles of consolidation (continued)

Equity interests in a subsidiary not attributable, directly or indirectly, to the Group are presented as “non-controlling interests”. The Group initially recognises non-controlling interests that are present ownership interests in subsidiaries and are entitled to a proportionate share of the subsidiary’s net assets on liquidation at either fair value or at the non-controlling interests’ proportionate share of the subsidiary’s net assets. Subsequent to initial recognition, non-controlling interests are attributed their share of profit or loss and each component of other comprehensive income. Non-controlling interests are shown separately within the equity section of the statement of financial position and statement of comprehensive income.

The names of the entities controlled by the Company are set out in Note 15 to the financial statements.

Business Combinations

Business combinations occur where an acquirer obtains control over one or more businesses.

A business combination is accounted for by applying the acquisition method, unless it is a combination involving entities or businesses under common control. The business combination will be accounted for from the date that control is attained, whereby the fair value of the identifiable assets acquired and liabilities (including contingent liabilities) assumed is recognised (subject to certain limited exemptions).

When measuring the consideration transferred in the business combination, any asset or liability resulting from a contingent consideration arrangement is also included. Subsequent to initial recognition, contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability is remeasured in each reporting period to fair value, recognising any change to fair value in profit or loss, unless the change in value can be identified as existing at acquisition date.

All transaction costs incurred in relation to business combinations, other than those associated with the issue of a financial instrument, are recognised as expenses in profit or loss when incurred.

The acquisition of a business may result in the recognition of goodwill or a gain from a bargain purchase.

Goodwill

Goodwill is carried at cost less any accumulated impairment losses. Goodwill is calculated as the excess of the sum of:

(i)             the consideration transferred;

(ii)          any non-controlling interest (determined under either the full goodwill or proportionate interest method); and

(iii)       the acquisition date fair value of any previously held equity interest;

over the acquisition date fair value of net identifiable assets acquired.

The acquisition date fair value of the consideration transferred for a business combination plus the acquisition date fair value of any previously held equity interest shall form the cost of the investment in the separate financial statements.

Fair value remeasurements in any pre-existing equity holdings are recognised in profit or loss in the period in which they arise. Where changes in the value of such equity holdings had previously been recognised in other comprehensive income, such amounts are recycled to profit or loss.

The amount of goodwill recognised on acquisition of each subsidiary in which the Group holds less than a 100% interest will depend on the method adopted in measuring the non-controlling interest. The Group can elect in most circumstances to measure the non-controlling interest in the acquiree either at fair value (full goodwill method) or at the non-controlling interest’s proportionate share of the subsidiary’s identifiable net assets (proportionate interest method). In such circumstances, the Group determines which method to adopt for each acquisition and this is stated in the respective notes to these financial statements disclosing the business combination.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)                                 Principles of consolidation (continued)

Under the full goodwill method, the fair value of the non-controlling interests is determined using valuation techniques which make the maximum use of market information where available. Under this method, goodwill attributable to the non-controlling interests is recognised in the consolidated financial statements.

Goodwill on acquisition of subsidiaries is included in intangible assets. Goodwill on acquisition of associates is included in investments in associates.

Goodwill is tested for impairment annually and is allocated to the Group’s cash-generating units or groups of cash-generating units, representing the lowest level at which goodwill is monitored being not larger than an operating segment. Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity disposed of.

Changes in the ownership interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions and do not affect the carrying amounts of goodwill.

(e)                                  Critical accounting estimates and judgments

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed as follows:

Capitalised Exploration and Evaluation Assets

The future recoverability of capitalised exploration and evaluation assets is dependent on a number of factors, including whether the Company decides to exploit the related lease itself or, if not, whether is successfully recovers the related exploration and evaluation asset through sale.

Factors which could impact the future recoverability include the level of measured, indicated and inferred mineral resources, future technological changes, which could impact the cost of mining, future legal changes (including changes to environmental restoration obligations) and changes to commodity prices.

To the extent that capitalised exploration and evaluation assets are determined not to be recoverable in the future, this will reduce profit and net assets in the period in which this determination is made.

In addition, exploration and evaluation assets are capitalised if activities in the area of interest have not yet reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves. To the extent that it is determined in the future that this capitalised expenditure should be written off, this will reduce profits and net assets in the period in which the determination is made.

(f)                                   Revenue recognition

Interest

Revenue is recognised as interest accrues (using the effective interest method, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument) to the net carrying amount of the financial asset.

Dividend revenue

Dividend revenue is recognised in the Statement of Profit or Loss and Other Comprehensive Income when the right to receive a dividend has been established.

(g)                                 Tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities based on the current period’s taxable income.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(g)                                 Tax (continued)

The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Deferred income tax is provided on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax assets and tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax assets can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income taxes relating to items recognised directly in equity are recognised in equity and not in the income statement.

Deferred tax assets and deferred tax liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

Goods and Services Tax (GST)

Revenues, expenses and assets are recognised net of the amount of GST except:

(i)           when the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

(ii)        receivables and payables, which are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Balance sheet.

Cash flows are included in the Cash Flow Statement on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority is classified as part of operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

(h)                                 Cash and cash equivalents

Cash and short term deposits in the Balance Sheet comprise cash on hand, in banks and money market investments readily convertible into cash within 2 working days. For the purposes of the Cash Flow Statement, cash includes cash on hand, in banks, and money market investments readily convertible into cash within 2 working days, net of outstanding bank overdrafts.

(i)                                    Trade and other receivables

Trade receivables are recognised and carried at original invoice less an allowance for any uncollectible debts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written-off when identified.

(j)                                    Investments

Investments in subsidiaries are carried at lower of cost and recoverable amount. Refer to Note 2(l) for Group’s accounting policy on impairment of assets.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(k)                                 Inventories

All inventories are classified as current and measured at the lower of cost and net realisable value. Costs are assigned on the basis of weighted average cost.

(l)                                    Impairment of assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount.

An asset’s recoverable amount is the higher of its fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset’s value in use cannot be estimated to be close to its fair value.

In such cases the asset is tested for impairment as part of the cash-generating unit. If this value exceeds its recoverable amount, the asset or cash-generating unit is considered impaired and is written down to its recoverable amount.

In assessing value is use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses relating to continuing operations are recognised in those expense categories consistent with the function of the impaired asset unless the asset is carried at a revalued amount (in which case the impairment loss is treated as a revaluation decrease).

An assessment is also made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indications exist, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase. After such a reversal the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

(m)                             Investment in associates

Associates are companies in which the Group has significant influence through holding, directly or indirectly, 20% or more of the voting power of the Group. Investments in associates are accounted for in the financial statements by applying the equity method of accounting, whereby the investment is initially recognised at cost and adjusted thereafter for the post-acquisition change in the Group’s share of net assets of the associate company. In addition, the Group’s share of the profit or loss of the associate company is included in the Group’s profit or loss.

The carrying amount of the investment includes goodwill relating to the associate. Any discount on acquisition whereby the Group’s share of the net fair value of the associate exceeds the cost of investment is recognised in profit or loss in the period in which the investment is acquired.

Profits and losses resulting from transactions between the Group and the associate are eliminated to the extent of the Group’s interest in the associate.

When the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group discontinues recognising its share of further losses unless it has incurred legal or constructive obligations or made payments on behalf of the associate. When the associate subsequently makes profits, the Group will resume recognising its share of those profits once its share of the profits equals the share of the losses not recognised.

The Group’s interests in joint venture entities are recorded using the equity method of accounting in the consolidated financial statements.

Where the Group contributes assets to the joint venture or if the Group purchases assets from the joint venture, only the portion of the gain or loss that is not attributable to the Group’s share of the joint venture shall be recognised. The Group recognises the full amount of any loss when the contribution results in a reduction in the net realisable value of current assets or an impairment loss.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(n)                                 Property, plant and equipment

Plant and equipment is stated at cost less accumulated depreciation and any impairment in value.

Depreciation is calculated on a straight-line basis on all property, plant and equipment. Major depreciation periods are:

	2015	2014
Leasehold Improvements	40 years	40 years
Plant & equipment	3-10 Years	3-10 Years
Office furniture & fixtures	3-15 Years	3-15 Years
Software	3-6 Years	3-6 Years

Impairment

The carrying values of plant and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. If any indication of impairment exists and where the carrying values exceed the estimated recoverable amount, the assets or cash-generating units are written down to their recoverable amount. The recoverable amount of plant and equipment is the greater of fair value less costs to sell and value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

(o)                                 Exploration and development expenditure

Exploration, evaluation and development expenditure incurred is accumulated in respect of each identifiable area of interest. These costs are only carried forward to the extent that they are expected to be recouped through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

Accumulated costs in relation to an abandoned area are written off in full against profit in the year in which the decision to abandon the area is made.

When production commences, the accumulated costs for the relevant area of interest are amortised over the life of the area according to the rate of depletion of the economically recoverable reserves.

A regular review is undertaken of each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest.

Costs of site restoration are provided over the life of the facility from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal and rehabilitation of the site in accordance with clauses of the mining permits. Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis.

Any changes in the estimates for the costs are accounted on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly the costs have been determined on the basis that the restoration will be completed within one year of abandoning the site.

(p)                                 Borrowing costs

Borrowing costs are recognised as an expense when incurred.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(q)                                 Leases

Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and the benefits incidental to ownership.

Operating leases

The minimum lease payments of operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased term, are recognised as an expense on a straight-line basis. Contingent rentals are recognised as an expense in the financial year in which they are incurred.

Finance leases

Leases which effectively transfer substantially all the risks and benefits incidental to ownership of the leased item to the group are capitalised at the present value of the minimum lease payments. A lease liability of equal value is also recognised.

Capitalised leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease. Minimum lease payments are allocated between interest expense and reduction of the lease liability with the interest expense calculated using the interest rate implicit in the lease and recognised directly in the Income Statement. The cost of improvements to or on leasehold property is capitalised, disclosed as leasehold improvements, and amortised over the unexpired period of the lease or the estimated useful lives of the improvements, whichever is the shorter.

(r)                                  Trade and other payables

Trade payables and other payables are carried at amortised cost and represent liabilities for goods and services provided to the group prior to the end of the period that are unpaid and arise when the group becomes obliged to make future payments in respect of the purchase of these goods and services.

(s)                                   Interest bearing liabilities

All borrowings are initially recognised at cost, being the fair value of the consideration received net of issue costs associated with the borrowing. After initial recognition, interest-bearing borrowings are subsequently measured at amortised cost using the effective interest method. Amortised cost is calculated by taking into account any issue costs, and any discount or premium on settlement. Gains and losses are recognised in the income statement when the liabilities are derecognised and as well as through the amortisation process.

(t)                                    Employment benefits

Short-term benefits

Provision is made for the Group’s obligation for short-term employee benefits. Short-term employee benefits are benefits (other than termination benefits) that are expected to be settled wholly before 12 months after the end of the annual reporting period in which the employees render the related service, including wages, salaries and sick leave. Short-term employee benefits are measured at the (undiscounted) amounts expected to be paid when the obligation is settled.

The Group’s obligations for short-term employee benefits such as wages, salaries and sick leave are recognised as a part of current trade and other payables in the statement of financial position. The Group’s obligations for employees’ annual leave and long service leave entitlements are recognised as provisions in the statement of financial position.

Other long-term benefits

Provision is made for employees’ long service leave and annual leave entitlements not expected to be settled wholly within 12 months after the end of the annual reporting period in which the employees render the related service. Other long-term employee benefits are measured at the present value of the expected future payments to be made to employees. Expected future payments incorporate anticipated future wage and salary levels, durations of service and employee departures and are discounted at rates determined by reference to market yields at the end of the reporting period on government bonds that have maturity dates that approximate the terms of the obligations. Any remeasurements for changes in assumptions of obligations for other long-term employee benefits are recognised in profit or loss in the periods in which the changes occur.

The Group’s obligations for long-term employee benefits are presented as non-current provisions in its statement of financial position, except where the Group does not have an unconditional right to defer settlement for at least 12 months after the end of the reporting period, in which case the obligations are presented as current provisions.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Retirement benefit obligations

All Australian-based employees of the Group receive defined contribution superannuation entitlements, for which the Group pays the fixed superannuation guarantee contribution (9.5% of the employee’s average ordinary salary for the year ended 30 June 2015) to the employee’s superannuation fund of choice. All contributions in respect of employees’ defined contribution entitlements are recognised as an expense when they become payable. The Group’s obligation with respect to employees’ defined contribution entitlements is limited to its obligation for any unpaid superannuation guarantee contributions at the end of the reporting period. All obligations for unpaid superannuation guarantee contributions are measured at the (undiscounted) amounts expected to be paid when the obligation is settled and are presented as current liabilities in the Group’s statement of financial position.

Termination benefits

When applicable, the Group recognises a liability and expense for termination benefits at the earlier of: (a) the date when the Group can no longer withdraw the offer for termination benefits; and (b) when the Group recognises costs for restructuring pursuant to AASB 137: Provisions, Contingent Liabilities and Contingent Assets and the costs include termination benefits. In either case, unless the number of employees affected is known, the obligation for termination benefits is measured on the basis of the number of employees expected to be affected. Termination benefits that are expected to be settled wholly before 12 months after the annual reporting period in which the benefits are recognised are measured at the (undiscounted) amounts expected to be paid. All other termination benefits are accounted for on the same basis as other long-term employee benefits.

Equity-settled compensation

Share-based payments to employees are measured at the fair value of the instruments issued and amortised over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The corresponding amount is recorded to the option reserve. The fair value of options is determined using the Black-Scholes pricing model. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognised for services received as consideration for the equity instruments granted is based on the number of equity instruments that eventually vest.

(u)                                 Contributed equity

Issued and paid up capital is recognised at the fair value of the consideration received by the Company.

Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction, net of tax, of the share proceeds received.

(v)                                 Earnings per share

Basic earnings per share is determined by dividing net profit/loss attributable to members of the Company, excluding any costs of servicing equity (other than dividends), by the weighted average number of ordinary shares outstanding during the financial year.

Diluted earnings per share is calculated as net profit attributable to members of the Company, adjusted for:

(i)                       Costs of servicing equity (other than dividends)

(ii)                  The after tax effect of dividends and interest associated with dilutive potential ordinary shares that have been recognised as expenses

(iii)               Other non-discretionary changes in revenues or expenses during the year that would result from the dilution of potential ordinary shares divided by the weighted average number of ordinary shares and dilutive potential ordinary shares, adjusted for any bonus element.

3.                                      INCOME AND EXPENSES

	Consolidated
	2015 $	2014 $
(a) Income
Profit on sale of financial instrument	333,333	—
Interest income	90,485	55,960
Sundry income	16,477	3,637
	440,295	59,597

(b) Other expenses
Administration expenses	58,010	131,615
Conference expenses	15,288	27,226
Depreciation and amortisation expense	39,828	39,131
Foreign exchange loss	—	147,833
Impairments	198,226	159,711
Insurance	19,919	27,741
Legal fees	40,276	95,315
Listing and share registry expenses	78,615	52,366
Occupancy costs	31,980	70,068
Other	488,994	344,130
Professional relations and marketing expenses	125,320	69,932
Statutory compliance	70,409	58,381
Scheme of arrangement	207,320	—
	1,374,185	1,223,449

4.                                      INCOME TAX EXPENSE

Consolidated
	2015 $	2014 $
(a) Income tax expense:
The major components of income tax expense are:
Current tax	—	—
Deferred tax	—	—
Income tax expense reported in profit or loss	—	—

4.                                      INCOME TAX EXPENSE (continued)

	Consolidated
	2015 $	2014 $
(b) Numerical reconciliation of income tax expense recognised in profit or loss and tax expense calculated at the statutory tax rate
Accounting loss from continuing operations before income tax	(1,972,600)	(2,126,153)
At the parent entity’s statutory tax rate of 30% (2014: 30%)	(591,780)	(637,846)
Non-deductible expenses	—	—
Foreign tax credits	—	—
Adjustment for foreign income tax rates	—	2,316
Deferred tax assets/(liabilities) not recognised	(48,396)	(64,036)
Current year tax losses not recognised	640,176	699,566
Aggregate income tax expense	—	—

(c)                                  Tax losses

The Group has tax losses for which no deferred tax asset is recognised on the balance sheet that are available indefinitely for offset against future taxable income, subject to continuing to meet relevant statutory tests. As at 30 June 2015 the total revenue losses carried forward were estimated to be approximately $8,863,000. Tax losses incurred prior to 30 June 2010 have been forfeited as the company failed the continuity of ownership test and same business test as required by the Australian taxation legislation in order to utilise company tax losses.

(d)                                 Unrecognised temporary differences

At 30 June 2015, the Group has temporary differences for which a deferred tax asset has not been recognised of approximately $161,321 (2014: $169,614). These temporary differences exclude unused tax losses (see Note 4(c)).

(e)                                  Tax consolidation

Effective from 1 July 2003, Anatolia Energy Ltd and its 100% owned Australian resident subsidiaries formed a tax consolidated group under tax consolidation legislation. Anatolia Energy Ltd is the head entity of the tax consolidate group. Current tax liabilities (assets) and deferred tax assets arising from unused tax losses and tax credits in the subsidiaries are immediately transferred to the head entity. No deferred tax assets have been recognised with respect to unused tax losses as it is not probable that they will be recoverable in the future.

To date, there is no tax sharing agreement in place for tax liabilities incurred.

Under the terms of the tax funding agreement, Anatolia Energy Ltd and each of the entities in the income tax consolidated group has agreed to pay a tax equivalent payment to or from the head entity, based on the current tax liability or current tax asset of the entity. Such amounts are reflected in the amount receivable or payable to the other entity in the tax consolidated group.

Anatolia Uranium Pty Ltd is not currently eligible to join the tax consolidated group due to a non-resident interposed entity. Anatolia Uranium (BVI) Ltd, Mozawl Mining, Constellres Limited and A Dur Madencilik Ltd Sti are not members of the tax consolidated group, as they are not Australian resident companies and Mozawl Mining is also not wholly owned.

5.                                      EARNINGS PER SHARE

	Consolidated
	2015 $	2014 $
Loss attributable to ordinary equity holders of the parent	(1,972,600)	(2,126,153)
Net loss for the period	(1,972,600)	(2,126,153)

Weighted average number of ordinary shares for basic loss per share	294,193,224	213,620,271

Basic and diluted loss per share (cents per share)	(0.67)	(1.00)
Basic and diluted loss per share attributable to ordinary equity holders of the parent	(0.67)	(1.00)

At 30 June 2015 there were a total of 52,400,000 (2014: 12,234,000) unlisted vested options on issue and 47,917,750 (2014: 47,917,750) listed options on issue. Refer to Note 13 for details on these options.

The total number of potential ordinary shares that are anti-dilutive is 100,317,750 (2014: 60,151,750).

6.                                      CASH AND CASH EQUIVALENTS

	Consolidated
	2015 $	2014 $
Current
Cash at bank and on hand	2,064,428	1,167,851
	2,064,428	1,167,851
Reconciliation to cash flow statement
For the purposes of the cash flow statement, cash and cash equivalents consist of the following at 30 June:
Cash at bank and on hand	1,564,428	112,985
Term deposits	500,000	1,054,866
	2,064,428	1,167,851

Cash at bank and term deposits earn interest at floating rates based on the bank’s variable interest rate and the cash balance. Interest rates during the 2015 financial year varied between 0% to 3.60% in Australia and 0% to 2% in Turkey (2014: 0% to 10.25%).

6.                                      CASH AND CASH EQUIVALENTS (continued)

	Consolidated
	2015 $	2014 $
Reconciliation of net loss after tax to cash flows from operations
Net loss	(1,972,600)	(2,126,153)
Depreciation and amortisation	39,628	39,131
Loss attributable to minority equity interest	—	(2,546)
Interest received	(84,701)	(55,960)
Impairments	198,226	159,711
Share option expenses	161,884	335,964
Foreign exchange translations	(6,286)	71,966
Changes in assets and liabilities
(Increase)/Decrease in other operating receivables	(1,749)	273,926
(Increase)/Decrease in prepayments	34,042	(24,026)
((Increase)/Decrease in other non-current assets	(316,696)	(467,309)
(Decrease)/Increase in trade creditors and accruals	993,529	60,167
Net cash used in operating activities	(954,723)	(1,735,129)

7.                                      TRADE AND OTHER RECEIVABLES

	Consolidated
	2015 $	2014 $
Current
GST receivable	35,866	37,927
Other receivables	23,062	19,252
	58,928	57,179

Trade and other receivables mostly comprise of Goods and Services Tax receivable from Australian operations. As the Group only trades with recognised third parties, there is no requirement for collateral.

8.                                      EXPLORATION AND EVALUATION ASSETS

	Consolidated
	2015 $	2014 $
Non-current
Balance at 1 July	17,698,795	14,685,260
Expenditure incurred	5,173,640	3,173,246
Less: impairment expense	(184,176)	(159,711)
	22,688,259	17,698,795

The recoverability of the carrying amount of the exploration and evaluation assets is dependent on successful development and commercial exploitation, or alternatively, sale of the respective area of interest.

Capitalised costs amounting to $5,173,640 (2014: $3,425,803) have been included in cash flows from investing activities in the statement of cash flows.

9.                                      PROPERTY, PLANT AND EQUIPMENT

	Consolidated
	2015 $	2014 $
Non-current
Leasehold improvements, at cost	2,898	2,898
Less: Accumulated depreciation	(117)	(44)
Less: Impairment expense	(2,781)	—
	—	2,854

Plant and equipment, at cost	120,395	102,618
Less: Accumulated depreciation	(90,808)	(56,259)
Less: Impairment expense	(11,269)	—
	18,318	46,359

Furniture and fittings, at cost	102,465	71,471
Less: Accumulated depreciation	(68,962)	(34,821)
	33,503	36,650

Total property, plant and equipment	51,821	85,863

9.                                      PROPERTY, PLANT AND EQUIPMENT (continued)

Movements in the carrying amounts for each class of plant and equipment between the beginning and the end of the current financial year were as follows:

	Leasehold Improvements	Plant and Equipment	Furniture and Fittings	Total
Carrying amount at 1 July 2013	—	38,184	40,850	79,034
Additions	2,898	31,519	12,056	46,473
Disposals	—	—	—	—
Foreign exchange movements	—	(183)	(330)	(513)
Depreciation expense	(44)	(23,161)	(15,926)	(39,131)
Balance at 30 June 2014	2,854	46,359	36,650	85,863
Additions	—	2,181	10,835	13,016
Disposals	—	—	—	—
Foreign exchange movements	—	2,962	3,858	6,820
Impairment	(2,781)	(11,269)	—	(14,050)
Depreciation expense	(73)	(21,915)	(17,840)	(39,828)
Balance at 30 June 2015	—	18,318	33,503	51,821

10.                               OTHER NON-CURRENT ASSETS

	Consolidated
	2015 $	2014 $
Non-current
VAT refundable	779,122	467,309
Prepayments	4,883	—
	784,005	467,309

Other non-current assets comprise of Value Added Tax receivable from Turkish operations.

11.                               TRADE AND OTHER PAYABLES

	Consolidated
	2015 $	2014 $
Current
Trade creditors	328,100	259,912
Other creditors and accruals	309,151	50,018
	637,251	309,930

The above trade and other payables carry the following terms and conditions:

•                  Trade creditors are non-interest bearing and are generally cleared on 30 to 60 day terms.

•                  Other creditors are non-interest bearing and have payment terms of between 30 and 90 days.

12.                               INTEREST-BEARING LIABILITIES

	Consolidated
	2015 $	2014 $
Current
Convertible Loan	970,009	—
	970,009	—

Summary of balance
Convertible loan — face value	1,000,000	—
Amount classified as equity	(29,991)	—
Carrying amount of liability	970,009	—

Terms and conditions

On 23 June 2015, the Company entered into a Convertible Loan Agreement with Uranium Resources Inc. for a secured loan of up to A$2,000,000 which is available for drawdown in two tranches of up to A$1,000,000 each. The first tranche was drawn down on 26 June 2015 and the second tranche is available after September 2015.

Maturity:	31 December 2015

Conversion price:	A$0.08 per share

Conversion terms:	- Change of control of Anatolia;
- Anatolia shareholders vote against the merger with Uranium Resources Inc.; or
- The merger does not otherwise close by 30 December 2015.

Interest:	12% p.a.

Interest payment:	Cash or shares in the form of Anatolia shares valued at the 20-day VWAP of Anatolia at the time of the interest payment, at the election of Uranium Resources Inc.

Repayment:	- Within 4 months of the termination date should the merger be terminated;
- Immediately upon change of control of Anatolia; or
- If during conversion period, Uranium Resources Inc., can elect for conversion into Anatolia shares.

Security:	35% of the shares held in Anatolia Uranium Pty Ltd

13.                               CONTRIBUTED EQUITY

	Consolidated
	2015 $	2014 $
(a) Ordinary shares
Ordinary shares	62,300,664	56,688,422

Fully paid ordinary shares carry one vote per share and carry the right to dividends.

	Number	$
Movement in ordinary shares on issue
At 1 July 2014	234,741,169	56,688,422
Share placements (i)	75,000,000	6,000,000
Share issue costs	—	(387,758)
At 30 June 2015	309,741,169	62,300,664

(i)             During the 2015 financial year, the Company raised $6,000,000 (before costs) from the following:

a.                  On 3 September 2014, the Company issued 50,000,000 fully paid ordinary shares at 8.0 cents per share.

b.                  On 8 October 2014, the Company issued 25,000,000 fully paid ordinary shares at 8.0 cents per share.

	Number	$
(b) Listed options
At 1 July 2014	47,917,750	—
At 30 June 2015	47,917,750	—

All listed options are exercisable at $0.18 with an expiry date of 15 June 2017.

	Number	$
(c) Unlisted options — vested and exercisable
At 1 July 2014	12,234,000	—
Options issued (ii)	48,583,333	41,667
Options expired (iii)	(8,417,333)	—
At 30 June 2015 (i)	52,400,000	41,667

At 30 June 2015 the following unlisted options were on issue:

(i) Unlisted options on issue are exercisable as follows:

400,000 options exercisable at $0.08 with an expiry date of 30 November 2017. These options were issued pursuant to shareholder approval at the Annual General Meeting held on 30 November 2012 and are fully vested.

13.                               CONTRIBUTED EQUITY (continued)

(c)                                  Unlisted options — vested and exercisable (continued)

(i) Unlisted options on issue are exercisable as follows (continued):

1,000,000 options exercisable at $0.065 with an expiry date of 30 November 2017. These options were issued pursuant to shareholder approval at the Annual General Meeting held on 30 November 2012 and fully vested on 1 August 2014.

10,750,000 options exercisable at $0.05 with an expiry date of 28 November 2018. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan on 23 January 2014 following approval in the Company’s Annual General Meeting on 29 November 2013.

37,500,000 options exercisable at $0.12 with an expiry date of 30 September 2016. These options were issued pursuant to a placement to sophisticated investors on 15 October 2014 following approval at a General Meeting on 8 October 2014.

1,000,000 options exercisable at $0.08 with an expiry date of 6 March 2017. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan.

1,000,000 options exercisable at $0.09 with an expiry date of 2 March 2018. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan.

750,000 options exercisable at $0.12 with an expiry date of 8 October 2019. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan on 8 October 2014 following approval in the Company’s General Meeting on 8 October 2014.

(ii) Unlisted options issued as follows:

37,500,000 options exercisable at $0.12 with an expiry date of 30 September 2016. These options were issued pursuant to a placement to sophisticated investors on 15 October 2014 following approval at a General Meeting on 8 October 2014.

750,000 options exercisable at $0.12 with an expiry date of 8 October 2019. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan on 8 October 2014 following approval in the Company’s General Meeting on 8 October 2014.

1,000,000 options exercisable at $0.08 with an expiry date of 6 March 2017. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan.

1,000,000 options exercisable at $0.09 with an expiry date of 2 March 2018. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan.

8,333,333 options exercisable at $0.08 with an expiry date of 31 March 2015. These options were issued for cash in consideration for Azarga Resources agreeing to amend the Put Option Agreement.

(iii) Unlisted options expired as follows:

8,333,333 options exercisable at $0.08 with an expiry date of 31 March 2015.

84,000 options exercisable at $0.18 with an expiry date of 14 November 2014.

(iii) Unlisted options — unvested

250,000 options exercisable at $0.12 with an expiry date of 8 October 2019. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan on 8 October 2014 following approval in the Company’s General Meeting on 8 October 2014.

500,000 options exercisable at $0.09 with an expiry date of 28 February 2019. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan on 10 March 2015.

1,000,000 options exercisable at $0.08 with an expiry date of 20 January 2020. These options were issued pursuant to the Company’s Executive and Non-Executive Incentive Options Plan on 10 March 2015.

13.                               CONTRIBUTED EQUITY (continued)

	Number	$
(d) A Class Performance Shares
At 1 July 2014	11,692,202	—
At 30 June 2015	11,692,202	—

The A Class Performance Shares are convertible to 10,631,375 ordinary shares upon achievement of milestones prior to 10 February 2016.

	Number	$
(e) D Class Performance Shares
At 1 July 2014	50	—
At 30 June 2015	50	—

The D Class Performance Shares are convertible to 2,109,500 ordinary shares at the holder’s discretion prior to 14 January 2016.

(f)                                Capital Management

Given the current changing nature of the operations of the Company, the short term gearing objective is for minimal or no debt with all working capital requirements to be met from fresh issues of equity to retail and sophisticated investors.

The company does not propose to pay any dividend for 2015 and considers it unlikely that an interim dividend will be paid during the 2016 financial year.

14.                               FINANCIAL INSTRUMENTS

The Group’s principal financial instruments comprise cash and cash equivalents raised from issuing equity instruments and a convertible loan. The main purpose of these financial instruments is to finance the Group’s operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations. When necessary, the Group may also enter into short term financing transactions, principally debtor factoring, in order to manage cash flows arising from the Group’s operations. It is, and has been throughout the financial year, the Group’s policy that no trading in financial instruments shall be undertaken. The main risks arising from the Group’s financial instruments are cash flow interest rate risk, liquidity risk and credit risk.

The totals for each category of financial instruments, measured in accordance with AASB 139 as detailed in the accounting policies to these financial statements, are as follows:

	Consolidated
	2015 $	2014 $
Financial assets
Cash and cash equivalents	2,064,428	1,167,851
Trade and other receivables	22,257	19,251
Total financial assets	2,086,685	1,187,102
Financial liabilities
Trade and other payables	637,251	309,930
Interest-bearing liabilities	970,009	—
Total financial liabilities	1,607,260	309,930

14.                               FINANCIAL INSTRUMENTS (continued)

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to these financial statements.

Interest rate risk

Exposure to interest rate risk arises on financial assets and financial liabilities recognised at the end of the reporting period whereby a future change in interest rates will affect future cash flows. The Group’s exposure to interest rate risk relates primarily to cash and cash equivalents. The majority of the Group’s cash and cash equivalents is invested with Australian financial institutions. Interest rate risk relating to trade and other payables is not significant and would result in an immaterial impact if interest rates had moved.

At balance date, the Group had the following financial assets exposed to variable interest rate risk that are not designated in cash flow hedges:

	Consolidated
	2015 $	2014 $
Financial assets
Cash and cash equivalents (i)	2,064,428	1,167,851
Financial liabilities
Convertible loan (note 12)	(970,009)	—
Net exposure	1,094,419	1,167,851

(i)             Cash and cash equivalents earn interest at floating rates based on the bank’s variable interest rate and the cash balance. Interest rates during the 2015 financial year varied between 0% and 3.6% (2014: 0% and 10.25%).

At 30 June 2015, if interest rates had moved, as illustrated in the table below, with all other variables held constant, post-tax loss and equity would have been affected as follows:

	Consolidated
	Loss (Higher) / Lower $	Equity (Higher) / Lower $
Year ended 30 June 2015
+1% (100 basis points)	10,944	(10,944)
-1% (100 basis points)	(10,944)	10,944

Year ended 30 June 2014
+1% (100 basis points)	11,679	(11,679)
-1% (100 basis points)	(11,679)	11,679

Credit risk

Credit risk arises from the financial assets of the Group, which primarily comprises cash and cash equivalents and trade and other receivables. Exposure to credit risk relating to financial assets arises from the potential non-performance by counterparties of contract obligations that could lead to financial loss to the Group. The maximum exposure is equal to the carrying amount of these assets as indicated in the statement of financial position.

14.                               FINANCIAL INSTRUMENTS (continued)

Credit risk (continued)

The Group manages this risk by investing with recognised credit worthy third parties. Cash and cash equivalents are usually spread amongst a number of financial institutions all of which have credit ratings of AA- or better, to minimise the risk of counterparty default. At year end, the majority of cash and cash equivalents are held by two financial institutions with a credit rating of AA.

The following table provides information regarding the credit risk relating to cash and cash equivalents based on Standards & Poor’s counterparty credit ratings.

	Consolidated
	2015 $	2014 $
Cash and cash equivalents
AA rating	—	—
AA- rating	1,873,523	1,127,342
A1 rating	—	—
BB+ rating	190,905	40,509
	2,064,428	1,167,851

	Consolidated
	2015 $	2014 $
Trade and other receivables
Not rated	22,257	19,251
	22,257	19,251

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

14.                               FINANCIAL INSTRUMENTS (continued)

Liquidity risk (continued)

The Group’s policy is to ensure that trade debtors are repaid and managed within normal industry trading terms.

	Expiring within 1 year
	2015 $	2014 $
Financial assets
Cash and cash equivalents	2,064,428	1,167,851
Trade and other receivables	22,257	19,251
Total financial assets	2,086,685	1,187,102

Financial liabilities
Trade and other payables	(637,251)	(309,930)
Interest-bearing liabilities	(970,009)	—
	(1,607,260)	(309,930)
Net inflow on financial instruments	479,425	877,172

Foreign exchange risk

Exposure to foreign exchange risk may result in the fair value or future cash flows of a financial instrument fluctuating due to movement in foreign exchange rates of currencies in which the Group holds financial instruments which are other than the Australian functional currency of the Group. With cash and exploration and evaluation assets being held by the Turkish subsidiary A Dur Madencilik Ltd Sti, fluctuations in the exchange rates may impact on the Group’s financial results.

The Group has not entered into any derivative financial instruments to hedge such transactions.

The following table shows the foreign currency risk on the financial assets and liabilities of the Group’s operations denominated in currencies other than Australian dollars:

	Consolidated
	2015 $AUD	2014 $AUD
Financial assets
Cash and cash equivalents — Turkish lira	190,905	40,509
Trade and other payables — Turkish lira	(158,666)	(31,619)
Net exposure	32,239	8,890

Fair values

All financial assets and liabilities recognised in the statement of financial position, whether they are carried at cost or fair value, are recognised at amounts that represent a reasonable approximation of fair value unless otherwise stated in the applicable notes.

15.                               RELATED PARTY DISCLOSURES

(a)                                 Controlled entities consolidated

The consolidated financial statements include the financial statements of Anatolia Energy Limited and the subsidiaries listed in the table below.

	Country of	Class of	% Equity Interest
Name	Incorporation	Shares	2015	2014
Anatolia Uranium Pty Ltd	Australia	Ordinary	100	100
Anatolia Uranium (BVI) Pty Ltd	British Virgin Islands	Ordinary	100	100
Mozawl Mining	Mauritius	Ordinary	80	80
Constellres Ltd	Cyprus	Ordinary	100	100
A Dur Madencilik Ltd Sti	Turkey	Ordinary	100	100

Anatolia Energy Ltd acquired a total ownership interest of 100% in Anatolia Uranium Pty Ltd upon the merger of joint-venture partner Vetter Uranium Ltd into wholly-owned subsidiary Anatolia Uranium (BVI) Ltd on 30 April 2013. Anatolia Energy Ltd retains a 35% direct interest in Anatolia Uranium Pty Ltd and holds a 65% indirect interest through the company’s interest in Anatolia Uranium (BVI) Ltd.

Anatolia Uranium Pty Ltd holds a 100% ownership interest in A Dur Madencilik Ltd Sti, a company incorporated in Turkey which holds the licence and mining tenement for the Temrezli uranium project.

(b)                              Related party transactions

Transactions with key management personnel are included in the Remuneration Report in the Directors’ Report.

16.                               COMPENSATION OF KEY MANAGEMENT PERSONNEL

For details of remuneration paid or payable to each member of the Group’s key management personnel for the year ended 30 June 2015, refer to the remuneration report.

	Consolidated
	2015 $	2014 $
Short-term	454,202	204,484
Post-employment	132,917	—
Equity-settled share based payments	68,134	258,348
Total	655,253	462,832

17.                               EVENTS SUBSEQUENT TO THE REPORTING DATE

Significant activities which occurred after the reporting date include:

(i) On 17 July 2015, the Company issued 2,109,500 fully paid ordinary shares on conversion of Class D performance shares.

(ii) On 4 September 2015, the Federal Court of Australia ordered the convening of Scheme Meetings to enable all securityholders to vote on the proposed merger with URI by way of Scheme of Arrangement.

(iii) On 8 September 2015, the Company despatched the Scheme Booklet to its shareholders relating to the proposed acquisition of the Company by URI including a Notice of Scheme Meetings, a Notice of Shareholder General Meeting and a Notice of Performance Shareholder General Meeting to be held on 9 October 2015.

Other than the matters discussed above, there has not arisen in the interval between the end of the financial year and the date of this report any matters or circumstances which significantly affected or could significantly affect the operations of the consolidated group, the results of the operations, or the state of affairs of the consolidated group in future financial years.

18.                               REMUNERATION OF AUDITORS

The auditor of Anatolia Energy Limited is Moore Stephens Chartered Accountants.

	Consolidated
	2015 $	2014 $
Amounts received or due and receivable by Moore Stephens for:
An audit or review of the financial report of the entity and any other entity in the consolidated group	36,500	46,700
	36,500	46,700

19.                               SEGMENT INFORMATION

During the 2015 financial year, the Group only operated in one operating segment, being minerals exploration in Turkey.

20.                               DIVIDENDS PAID OR PROPOSED

No dividends have been paid during the year ended 30 June 2015 (2014: Nil). No dividends are proposed for the year ended 30 June 2015 (2014: Nil).

21.                               COMMITMENTS

The Group has no commitments at 30 June 2015.

22.                               CONTINGENT LIABILITIES

The Company and the Group had no contingent liabilities at 30 June 2015.

23.                               SHARE BASED PAYMENTS

Summary of options granted

A total of 4,500,000 share options were granted during the year ended 30 June 2015 as share based payments. The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options issued in consideration for services received during the year ended 30 June 2015:

		2015		2014
	2015	WAEP	2014	WAEP
	Number	$	Number	$
Outstanding at the beginning of the year	12,150,000	(0.053)	1,400,000	(0.069)
Issue of options to key management personnel (i)	2,000,000	(0.10)	8,250,000	(0.050)
Issue of options for other services	2,500,000	(0.086)	2,500,000	(0.050)
Outstanding at the end of the year	16,650,000	(0.064)	12,150,000	(0.053)

The outstanding balance as at 30 June 2015 is 16,650,000 options (2014: 12,150,000). Options granted are expensed over the vesting period of the options. The amount expensed for share based payments during the financial year was $161,885.

The weighted average remaining contractual life of options outstanding at year-end was 4.25 years.

The weighted average fair value of options granted during the year was $0.0349. These values were calculated using the Binomial option pricing model using the following inputs:

•	Share price:	$0.06 - $0.08
•	Expected average life of the option:	1 - 3 years
•	Expected share price volatility:	100%
•	Risk-free interest rate:	2.25%

The expected volatility of the Company has been determined having regard to the historical volatility of the market price of the Company’s shares. The life of the options is based on the expected exercise patterns, which may not eventuate in the future.

(i)             Unlisted options were approved for issue to the directors of the Company at the General Meeting held on 8 October 2014 and were subsequently issued on 9 October 2014. The exercise price, expiry date and vesting dates of the options are as follows:

Director	Number	Exercise Price	Expiry Date	Vesting Date
Patrick Burke	500,000	$0.12	28 November 2018	8 October 2014
	250,000	$0.12	28 November 2018	8 April 2015
	250,000	$0.12	28 November 2018	8 October 2015
	1,000,000
Tom Young	1,000,000	$0.08	20 January 2020	20 January 2016

24.                               PARENT ENTITY DISCLOSURES

As at, and throughout the financial year ended 30 June 2015, the parent company of the group was Anatolia Energy Limited.

	Consolidated
	2015 $	2014 $
Result of the parent entity
Profit/(loss) for the period	(1,434,891)	(1,311,444)
Other comprehensive income	—	—
Total comprehensive profit/(loss) for the period	(1,434,891)	(1,311,444)

Financial position of parent entity at year end
Current assets	1,925,500	1,194,500
Total assets	26,918,184	21,304,752
Current liabilities	1,443,657	241,119
Total liabilities	1,443,657	241,119

Total equity of the parent entity comprising of:
Share capital	62,300,664	56,688,422
Reserves	2,910,161	2,676,619
Retained earnings	(39,736,299)	(38,301,408)
Total equity	25,474,527	21,063,633

25.                               GUARANTEES

The Group and the parent entity have not entered into any guarantees, in the current or previous financial year, in relation to the debts of its subsidiaries.

26.                               CONTRACTUAL COMMITMENTS

At 30 June 2015 the consolidated group and the parent entity had not entered into any contractual commitments for the acquisition of property, plant and equipment (2014: nil).